ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

                                                      Six Month Period               Three Month Period
                                                        Ended June 30,                  Ended June 30,
                                                     1998            1999            1998           1999
                                                     ----            ----            ----           ----
Weighted average shares outstanding ..........     17,219,660      35,859,875      18,371,395      39,711,671

Common stock equivalents .....................             --              --              --              --
                                                 ------------    ------------    ------------    ------------
         Total ...............................     17,219,660      35,859,875      18,371,395      39,711,671
                                                 ============    ============    ============    ============

Net loss applicable to common shareholders ...   $ (6,035,538)   $(12,982,289)   $ (3,263,401)   $ (5,601,821)
                                                 ============    ============    ============    ============

Basic and diluted loss per share .............   $       (.35)   $       (.36)   $       (.18)   $       (.14)
                                                 ============    ============    ============    ============


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